Exhibit 23.2    Consent of Ernst & Young LLP











We consent to the references to our firm under the captions "Experts" and "Summary Financial Data" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of EnviroSource, Inc. for the registration of $50,000,000 aggregate principal amount of 9 3/4% Senior Notes due 2003, Series B and to the incorporation by reference therein of our report dated February 21, 1997, with respect to the consolidated financial statements and schedule of EnviroSource, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                           /s/ ERNST & YOUNG LLP
                                                           ---------------------

                                                           ERNST & YOUNG LLP


Stamford, Connecticut

January 30, 1998